AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT, dated as of December 9, 2015, and effective as of, December 9, 2015, among U.S. Global Investors Funds, a Delaware statutory trust (the “Trust”), on its own behalf and on behalf of each of the Funds listed on Appendix A to this Agreement (each a “Fund” and together, the “Funds”), and U.S. Global Investors, Inc., a Texas corporation, and any successor thereto (the “Administrator”), with respect to each Fund named in Appendix A to this Agreement, as may be amended from time to time.

WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Administrator and its permitted designees to provide certain administrative services (the “Services”) to the Funds and with respect to the share classes of those Funds (the “Classes”) on the terms set out in this Agreement, and the Administrator and its designees are willing to provide the Services to the Funds and Classes on the terms set out in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants contained in this Agreement, the parties agree as follows:

1.         Appointment. The Trust appoints the Administrator to provide the Services set out in Appendix B to this Agreement for the benefit of the Trust and the Funds. The Administrator accepts its appointment and agrees to provide the Services for the compensation set out in this Agreement. Each new series of the Trust and share class thereof established in the future by the Trust shall automatically become a “Fund” or “Class,” respectively, for all purposes hereunder as if it were listed in Appendix A, absent written notification to the contrary by either the Trust or the Administrator.

2.         Duties of the Administrator. The Administrator shall, at its expense, provide the services set forth in Appendix B in connection with the operations of the Trust and the Funds.

The parties hereto hereby acknowledge and agree that, for single class Funds, all of the administration services listed in Appendix B are provided at the Fund level and that, for multi-class Funds, certain of the administration services listed in Appendix B are provided, to some degree, at the Fund level (“Fund-Level Duties”). Additionally, the parties hereto hereby acknowledge and agree that, for multi-class Funds, certain of the administration services listed in Appendix B are provided in their entirety or to a different degree at the Class level (“Class-Level Duties”).

In performing all services under this Agreement, the Administrator shall: (a) act in conformity with the Trust’s Agreement and Declaration of Trust and By-Laws, the 1940 Act, and any other applicable laws as may be amended from time to time, and all relevant rules thereunder, and with the Trust’s registration statement under the Securities Act of 1933 and the 1940 Act, as may be amended from time to time; (b) consult and coordinate with legal counsel to the Trust as necessary and appropriate; and (c) advise and report to the Trust and its legal counsel, as necessary and appropriate, with respect to any compliance or other matters that come to its attention.

3.	Fees.

(a)       In consideration of the Fund-Level Duties and Class-Level Duties rendered by the Administrator under this Agreement for each multi-class Fund, the Trust shall pay the Administrator a Fund-Level Fee and Class-Level Fee, respectively, as shown on Appendix C. In consideration of the duties rendered by the Administrator under this Agreement for each single class Fund, the Trust shall pay the Administrator a fee, as shown on Appendix C. The fees payable pursuant to this Paragraph shall be calculated based on the average daily value (as determined on each business day at the time set forth in each Fund’s prospectus for determining net asset value per share) of each Fund’s or Class’s net assets, as appropriate, during the preceding month.

(b)       The Administrator may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Trust for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Administrator. Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Administrator at any time. The Administrator reserves the right to recoup any waived fees or expenses payable under this Agreement for a period of up to three years from the date of the waiver of such fees and expenses.

(c)        For the month and year in which this Agreement becomes effective or terminates, there will be an appropriate pro ration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.

(d)        The Administrator will not be required to pay expenses of any activity which is primarily intended to result in the sale of shares of a Fund if and to the extent that such expenses are required to be borne by a principal underwriter which acts as the distributor of a Fund’s shares pursuant to an underwriting agreement which provides that the underwriter shall assume some or all of such expenses.

4.	Expenses.

(a)        Except as otherwise provided in this Agreement, the Administrator will pay all costs it incurs in connection with the performance of its duties under this Agreement. The Administrator will pay the compensation and expenses of all of its personnel and will make available, without expense to the Trust, the services of its officers and employees as may duly be elected officers or Trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. Nothing in this Paragraph 4 shall preclude or prevent the Trust from paying expenses not enumerated in Subparagraph (b) below, including but not limited to  expenses incurred in the course of the Administrator providing additional services to the Trust that are not currently contemplated by this Agreement.

(b)               The Administrator will not be required to pay any expenses of the Trust other than those specifically allocated to the Administrator in this Agreement. In particular, but without limiting the generality of the previous sentence, the Administrator will not be required to pay the Trust expenses set forth below. The expenses of the Trust shall include, without limitation:

(i)        the charges and expenses of any registrar, stock transfer or dividend disbursing agent, custodian, or depository appointed by the Trust for the safekeeping of its cash, portfolio securities and other property;

(ii)       the charges and expenses of the Trust’s independent auditors;

(iii)      brokerage commissions and other costs in connection with transactions in the portfolio securities of the Trust;

(iv)      all taxes, including issuance and transfer taxes, and corporate fees payable by the Trust to Federal, state or other governmental agencies;

(v)       the cost of stock certificates (if any) representing shares of the Trust;

(vi)      expenses involved in registering and maintaining registrations of the Trust and of its shares with the U.S. Securities and Exchange Commission and various states and other jurisdictions;

(vii)     all expenses of shareholders’ and Trustees’ meetings, including meetings of committees, and of preparing, printing and mailing proxy statements and solicitations of proxies, quarterly reports, semi-annual reports, annual reports and other communications to shareholders;

(viii)     all expenses of preparing and setting in type, prospectuses, and expenses of printing and mailing the same to shareholders (but not expenses of printing and mailing of prospectuses and literature used for promotional purposes);

(ix)      compensation and travel expenses of Trustees who are not “interested persons” within the meaning of the 1940 Act (“Independent Trustees”);

(x)       the expenses of furnishing or causing to be furnished, to each shareholder an account statement, including the expense of mailing such statements;

(xi)      charges and expenses of legal counsel in connection with matters relating to the Trust, including, without limitation, legal services rendered by counsel to the Trust’s Independent Trustees, or the services of other legal counsel retained by the Trust’s Independent Trustees;

(xii)      the cost and expenses of senior management with respect to transfer agent oversight and related operational issues, including the coordination of reporting to the Trust’s Board of Trustees (the “Board”);

(xiii)     the cost and expense of maintaining the books and records of the Trust, including general ledger accounting;

(xiv)     the expense of obtaining and maintaining fidelity bond as required by Section 17(g) of the 1940 Act and the expense of maintaining director’s and officer’s insurance for the Trust and the Trustees and officers of the Trust;

(xv)      interest payable on Trust borrowings;

(xvi)     postage; and

(xvii)    such non-recurring or extraordinary expenses as they may arise, including those relating to actions, suits or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify the Trust’s Trustees and officers with respect thereto.

5.	Delegation.

(a)        The Administrator, upon prior notice to the Trust and in compliance with applicable law, may delegate any of the Services, or adjust any prior delegation, to any other person or persons that the Administrator controls, is controlled by, or is under common control with, or to specified employees of any such persons, to the extent permitted by applicable law.

(b)        Subject to prior approval of a majority of the members of the Board, including a majority of the Trustees who are not “interested persons,” and, to the extent required by applicable law, by the shareholders of a Fund, the Administrator, upon prior consent of the Trust and in compliance with applicable law, may delegate or outsource any of the Services, or adjust any prior delegation or outsourcing, to any other person or persons unaffiliated with the Administrator or to specified employees of any such persons, to the extent permitted by applicable law.

(c)        Notwithstanding any delegation under clauses (a) or (b) of this Section 5, the Administrator will continue to supervise the Services provided by such persons or employees and any delegation will not relieve the Administrator of any of its obligations under this Agreement.

6.         Compliance with Rule 38a-1. The Administrator shall maintain policies and procedures relating to the services it provides pursuant to this Agreement that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities.

7.         Books and Records. The Administrator will maintain the books and records with respect to each Fund relating to the Services it provides pursuant to this Agreement and as are required pursuant to the 1940 Act and the rules thereunder. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for each Fund are the property of such Fund and further agrees to surrender promptly to a Fund any of such records upon the Fund’s request. The Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the foregoing records required to be maintained by Rule 31a-1 under the 1940 Act.

8.         Reports to Administrator. Each Fund shall furnish or otherwise make available to the Administrator such copies of that Fund’s prospectus, statement of additional information, financial statements, proxy statements, reports, and other information relating to its business and affairs as the Administrator may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

9.         Reports to Each Fund. The Administrator shall prepare and furnish to each Fund such reports, statistical data and other information in such form and at such intervals as such Fund may reasonably request.

10.       Independent Contractor. In the performance of its duties hereunder, the Administrator is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or any Fund in any way or otherwise be deemed to be an agent of the Trust or any Fund.

11.       Confidentiality. Subject to the duties of the Administrator and the Trust to comply with the applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to a Fund and the Trust and the actions of the Adviser and the Funds in respect thereof.

12.       Non-Exclusive Services. The services of the Administrator to the Trust are not to be deemed exclusive, the Administrator being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Administrator’s ability to meet all of its obligations with respect to rendering services to the Trust hereunder.

13.       Effect of Agreement. Nothing herein contained shall be deemed to require the Trust or any Fund to take any action contrary to the Agreement and Declaration of Trust or By-laws of the Trust or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the business and affairs of the Fund or Trust.

14.       Limitation of Liability and Indemnification. The Administrator shall exercise its best judgment in rendering the services under this Agreement. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund or a Fund’s shareholders in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Administrator against any liability to a Fund or to its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Administrator’s reckless disregard of its obligations and duties under this Agreement. The Trust shall indemnify and hold harmless the Administrator and its affiliated and controlling persons (as those terms are defined in Section 2(a)(3) of the 1940 Act and Section 15 of the 1933 Act, respectively) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) by reason of or arising out of any error of judgment or mistake of law or for any loss suffered by a Fund or a Fund’s shareholders in connection with the matters to which this Agreement relates, provided that the Administrator’s actions or omissions do not rise to the level of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties under this Agreement. The Administrator shall indemnify and hold harmless the Trust, including its series, and its affiliated and controlling persons (as defined above) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) by reason of or arising out of the Administrator’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Administrator’s reckless disregard of its obligations and duties under this Agreement. It is expressly agreed that the obligations of the Administrator hereunder shall not be binding upon any shareholders, nominees, officers, agents or employees of the Administrator personally, but bind only the assets and property of the Administrator, respectively.

15.       Trust and Shareholder Liability. The Administrator is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agrees that obligations assumed by the Trust and/or a Fund pursuant to this Agreement shall be limited in all cases to that Trust and/or the Fund and its assets, and if the liability relates to one or more Funds, the obligations hereunder shall be limited to the respective assets of such Fund or Funds. The Administrator further agrees that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of a Fund, nor from the Trustees, any individual Trustee of the Trust or any of the Trust’s officers, employees or agents, whether past, present or future shall be personally liable therefor.

16.       Force Majeure. The Administrator shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Administrator shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

17.       Duration and Termination. This Agreement shall become effective as of the date written above with respect to the Trust, and with respect to each Fund as indicated in Schedule A and shall remain in full force and effect until one year after the date written above. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, subject to annual renewal as provided in Section 17(a) hereof and unless terminated as set forth in Sections 17(b) and (c) hereof:

(a)        The Agreement shall be approved annually with respect to a Fund (1) by a vote of a majority of the Trust’s Board who are not “interested persons” of the Trust or (2) by a vote of a “majority of the outstanding voting securities” of the Fund.

(b)        Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement with respect to a Fund or the Trust as a whole, without payment of any penalty. With respect to a Fund, termination may be authorized by action of the Board of the Trust or by a vote of a majority of the outstanding voting securities of the Fund.

(c)        Either party hereto may terminate this Agreement with respect to a Fund or the Trust as a whole, upon a material breach of the other party with respect to that party’s obligations under this Agreement. The party in material breach of this Agreement will be permitted a period of no more than sixty (60) days’ to remedy the breach. Failure to remedy such breach will result in termination of this Agreement without payment of any penalty by the non-breaching party.

In the event of termination of this Agreement for any reason, the Administrator shall, immediately upon notice of termination or on such later date as may be specified in such notice, cease all activity on behalf of the Trust and each Fund and, with respect to any of its assets, except as otherwise required by any fiduciary duties of the Administrator under applicable law. In addition, the Administrator shall deliver the all books and records to the Trust by such means and in accordance with such schedule as the Trust shall direct and shall otherwise cooperate, as reasonably directed by the Trust, in the transition of administrative duties to any successor of the Administrator.

18.       Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to a the Trust or a Fund shall be effective until approved by the Board.

19.       Definitions. As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person,” and “affiliated person” shall have the same meanings as such terms have in the 1940 Act.

20.       Interpretation of Terms. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

21.       Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

22.       Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust (attn: [Secretary]) or the Administrator (attn: [President]) (or to such other address or contact as shall be designated by the Trust or the Administrator in a written notice to the other party) in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this Paragraph 22.

23.       Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

24.       Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

25.       Paragraph Headings. The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement and shall not affect its construction.

26.       Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

U.S. GLOBAL INVESTORS FUNDS	U.S. GLOBAL INVESTORS, INC.

By:	By:
David Tucker	Susan B. McGee
Chairman	President/General Counsel

APPENDIX A

The following Funds of the Trust and the classes thereof are subject to this Agreement:

Name of Fund	Investor Class Shares	Institutional Class Shares
All American Equity Fund	X
China Region Fund	X
Emerging Europe Fund	X	X
Global Resources Fund	X	X
Gold and Precious Metals Fund	X	X
Holmes Macro Trends Fund	X
Near-Term Tax Free Fund	X
World Precious Minerals Fund	X	X
U.S. Government Securities Ultra-Short Bond Fund	X
A-1

APPENDIX B

ADMINISTRATIVE SERVICES

Subject to the oversight and control of the Board, the Administrator will manage, supervise and conduct all business and affairs of the Trust in connection with its operation as an open-end investment company, other than those governed by the Investment Advisory Agreement or otherwise provided by other parties, including without limitation the Services set forth below as they may be amended from time to time. The table below identifies which Services are generally considered to be Fund-Level Duties and Class-Level Duties. Certain of the Services may be considered a Class-Level Duty in their entirety and others may have both Fund-Level Duty and Class-Level Duty components. The categorization of Services as Fund- Level Duties or Class-Level Duties may vary depending on the facts and circumstances involved in the provision of any particular Service.

	Services	Fund-Level Duty	Class-Level Duty
1	Provide the Trust with personnel as are reasonably necessary to perform the Services	X
2
Assist in the preparation, distribution and utilization of comprehensive compliance materials pursuant to Rule 38a-1 of the 1940 Act, including compliance manuals and checklists; assist in the development of compliance guidelines and procedures to improve overall compliance by the Trust and its various agents
X
3
Assist in the monitoring of overall compliance with Rule 38a-1 by the Trust and its various agents including assisting with the coordination, preparation and submission of reports required by Rule 38-1 of the 1940 Act
X
4
Assist with proposing and carrying out policies directed at operational problem inquiry and resolution concerning actual or potential compliance violations, valuation of complex securities, securities trading in problematic markets or correction of pricing errors
X
5	Assist in the preparation of reports and meeting materials to the Board and to existing shareholders	X	X
6	Assist in the preparation and filing of periodic updates to the Trust’s prospectus and statement of additional information		X
7
Assist in the preparation and filing of any currently required or to be required reports filed with the Securities and Exchange Commission and other regulatory and self-regulatory authorities including, but not limited to, preliminary and definitive proxy materials, post-effective amendments to the Registration Statement, semi-annual reports on Form N-SAR, Form N-CSR, Form N-Q, Form N-PX, and notices pursuant to Rule 24f-2 under the 1940 Act
X

	Services	Fund-Level Duty	Class-Level Duty
8	Assist in the preparation and filing of any regulatory reports as required by any regulatory agency	X
9	Assist in the preparation, updating and maintenance of copies of documents, such as charter documents, by-laws and foreign qualification filings	X
10	Assist with the continuing awareness of significant emerging regulatory and legislative developments that may affect the Funds, and provide related planning assistance where requested or appropriate	X
11	Assist the Trust in the handling of routine regulatory examinations and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters	X
12	Assist with the determination and publication of the net asset value of each Fund in accordance with the valuation procedures and policies adopted from time to time by the Board		X
13	Assist with the accounting for dividends and interest received by the Funds, as requested		X
14	Review the calculation of fees to the Funds’ investment adviser and Administrator		X
15	Assist with the allocation of each Fund’s Rule 12b-1 expenses, as requested, and prepare related reports		X
16	Assist with the monitoring of the Trust’s compliance with its registration statement		X
17	Assist with the monitoring of the Trust’s compliance with the Internal Revenue Code, and the regulations promulgated thereunder	X
18
Assist with the supervision and negotiation of contractual arrangements with (to the extent appropriate) and monitoring of the performance of incumbent third party accounting agents, custodians, depositories, transfer agents, pricing agents, independent accountants and auditors, attorneys, printers, insurers and other persons in any capacity deemed to be necessary or desirable to Trust or Fund operations
X
19
Provide operational assistance for the Funds’ transfer agent as needed, including:

(a)    acilitate calls with VIP shareholders;
(b)    approve exceptions to policies;
(c)    assist in resolution of operational issues that may arise;
		X	X

	Services	Fund-Level Duty	Class-Level Duty
(d) educate and train telephone representatives; (e) eview monthly invoicing; and (f) Assist with the coordination of periodic reporting by the transfer agent to the Board, as requested by the Board.
20	Assist with oversight of the Funds’ fund accounting and administrative services third party service provider	X	X
21	Assist with the oversight of the Funds’ custodian	X
22	Assist with the monitoring of the valuation of portfolio securities and monitor compliance with Board-approved valuation procedures	X
23	Assist in establishing the accounting and tax policies of each Fund, as requested	X
24
Assist in the resolution of accounting issues that may arise with respect to each Fund’s operations and consulting with each Fund’s independent accountants, legal counsel and each Fund's other agents as necessary in connection therewith
X
25	Assist with the monitoring of each Fund’s operating expense budgets		X
26	Assist with the review of each Fund’s bills, as appropriate		X
27	Assist each Fund in determining the amount of dividends and distributions available to be paid by each Fund to its shareholders		X
28	Provide the Board with periodic and special reports as the Board may reasonably request, including but not limited to reports concerning the services of the Administrator and custodian		X
29	Provide assistance with investor and public relations matters		X
30	Otherwise assist the Trust as it may reasonably request in the conduct of each Fund’s business	X	X

APPENDIX C

FEE

SCHEDULE

The Trust will pay to the Administrator as compensation for the Administrator’s services rendered, a monthly fee composed of a Fund-Level Fee and a Class-Level Fee, based on the Monthly Average Net Assets (defined below) of the respective Fund and Classes thereof in accordance with the following fee schedule:

[REDACTED]

The “Monthly Average Net Assets” of any Fund of the Trust for any calendar month shall be equal to the quotient produced by dividing (i) the sum of the net assets of such Fund for each calendar day of such month, by (ii) the number of such days.

The value of the net assets of each Fund will always be determined pursuant to the applicable provisions of the Trust’s Declaration, as amended from time-to-time and the registration statement.

Fees and expenses for Non-Recurring Services will be negotiated and quoted separately.

The Administrator shall be reimbursed for certain out-of-pocket expenses, including but not limited to: (i) postage, stationery (including FedEx or other shipping fees); (ii) transfer agent oversight-related expenses, including maintenance of toll-free telephone number and other communications, hardware and software costs for servicing of VIP shareholders, shareholder servicing-related travel expenses for education and training of telephone representatives, and other travel expenses relating to oversight and due diligence; (iii) such non-recurring or extraordinary expenses that have been approved by the Board of the Trust prior to implementation; and (iv) special reports prepared by the Administrator at the request of the Trust or Board.

C-4